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                                                            EXHIBIT 99(c)(11)

                                    AMENDMENT

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER



     AMENDMENT dated as of January 27, 1997, to the Agreement and Plan of Merger, dated as of December 17, 1996 (the "Agreement"), by and among PCA International, Inc., a North Carolina corporation ("Parent"), ASI Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of Parent (the "Purchaser") and American Studios, Inc., a North Carolina (the "Company").

     WHEREAS, Parent, the Purchaser and the Company desire to amend Section 1.4 and Section 2.5(a) of the Agreement, all on the and terms and conditions hereinafter set forth; and

     WHEREAS, all capitalized terms used herein without definition shall have their respective meanings in the Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 1.4 of the Agreement is hereby amended to read in its entirety as follows:

     Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (b) the Purchaser shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation")
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and shall continue to be governed by the laws of the State of North Carolina, and (c) the separate corporate existence of the Purchaser with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (y) the Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, such Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the NCBCA.
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     2. Section 2.5(a) of the Agreement is hereby amended to read in its entirety as follows:

          Section 2.5 Company Plans.

          (a) The Company shall, effective as of the earlier of (i) the Effective Time or (ii) the day immediately following the expiration date of the Offer (if at such time the Shares tendered and not withdrawn pursuant to the Offer equal 80% or more) (such earlier date referred to herein as the "Acceleration Time"), cause each outstanding employee stock option to purchase Shares (an "Employee Option") granted under the Company's 1992 Stock Option Plan and the Company's Equity Compensation Plan (the "Employee Option Plans") and each outstanding non-employee director option to purchase Shares ("Director Options" and, collectively with Employee Options, "Options") granted under the Company's Stock Option Plan for Non-Employee Directors (together with the Employee Option Plans, the "Option Plans"), to optionees who hold (A) only Options having an exercise price less than the Offer Price or (B) Options having an exercise price less than the Offer Price and Options having an exercise price equal to or in excess of the Offer Price, whether or not then exercisable or vested, to become fully exercisable and vested.

          (b) The Company shall, effective as of the Effective Time, cause each outstanding Option, held by optionees who hold only Options having an exercise price equal to or in excess of the Offer Price ("Specified Options"), whether or not then exercisable or vested, to become fully exercisable and vested.

          (c) Concurrently with the execution hereof, the Company has evidenced to the Purchaser the agreement of each optionee under the Option Plans to the cancellation of all outstanding Options as of the Acceleration Time (or, in the case of Specified Options at the Effective
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     Time), in consideration for which (except to the extent that Parent or the
     Purchaser and the holder of any such Option otherwise agree), at the Acceleration Time, Parent will cause the Company (or, at Parent's option, the Purchaser and, in the event the Company is unable to do so, the Purchaser (which obligation of the Purchaser Parent agrees to fund on a timely basis)) to pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes). The Company shall at the Effective Time cancel any Specified Options and pay to the holders of such Specified Options an amount not in excess of $100 per optionee.

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          3. The Agreement, as amended hereby, is in all respects ratified and confirmed, and shall continue to be in full force and effect.

          4. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of law thereof.

          5. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Amendment to be signed by their representative officers thereunto duly authorized as of the date first written above.


                                  PCA INTERNATIONAL, INC.


                                  By: /s/ John Grosso
                                  Name:   John Grosso
                                  Title:   President



                                  ASI ACQUISITION CORP.


                                  By: /s/ John Grosso
                                  Name:   John Grosso
                                  Title:   President



                                  AMERICAN STUDIOS, INC.


                                  By: /s/ J. Robert Wren, Jr.
                                  Name:   J. Robert Wren, Jr.
                                  Title:   CEO and President